UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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Murphy USA Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2015

Annual Meeting

of Stockholders

and Proxy

Statement

YOUR VOTE IS IMPORTANT

DRIVEN    TO    PERFORM

R. Madison Murphy Chairman of the Board of Directors

March 19, 2015

Dear Shareholder:

The board of directors and management cordially invite you to attend Murphy USA’s annual meeting of shareholders to be held at 1:00 p.m., Central Time, on Wednesday, May 6, 2015, at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas 71730. The formal notice of the annual meeting of shareholders and proxy statement are attached.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet, by phone, or by signing, dating, and returning the enclosed proxy card. If you attend the Annual Meeting, you can vote in person, even if you have previously submitted your proxy.

On behalf of the Board of Directors, we would like to express our appreciation for your continued investment in Murphy USA. We look forward to greeting as many of you as possible.

Sincerely,

Murphy USA Inc. | 200 E. Peach St. | El Dorado, AR 71730 | 870-875-7600 | corporate.murphyusa.com | NYSE: MUSA

2015 NOTICE OF MEETING AND PROXY STATEMENT

Notice of Annual Meeting

Wednesday, May 6, 2015 1:00 p.m. Central Time	South Arkansas Arts Center 110 East 5th Street, El Dorado, Arkansas, 71730	Record Date The close of business March 10, 2015

The Annual Meeting of Stockholders of Murphy USA Inc. (the “Company”) will be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, 71730, on Wednesday, May 6, 2015, at 1:00 p.m., Central Time, for the following purposes:

1.	Election of three Class II directors whose current terms expire on the date of the 2015 Annual Meeting;
2.	Approval of executive compensation on an advisory, non-binding basis;
3.	Ratification of the action of the Audit Committee of the Board of Directors in appointing KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2015; and
4.	Such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 10, 2015, the record date fixed by the Board of Directors of the Company, will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of all stockholders entitled to vote is on file at the office of the Company, 200 Peach Street, El Dorado, Arkansas 71730.

Cast Your Vote Right Away

It is very important that you vote. Please cast your vote right away on all of the proposals listed above to ensure that your shares are represented. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials (Notice) you received in the mail or, if you requested to receive printed proxy materials, on your enclosed proxy card.

Notice and Access

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 6, 2015:

The Notice of 2015 Annual Meeting, 2015 Proxy Statement and 2014 Annual Report on Form 10-K are available, free of charge, at www.proxyvote.com.

This year, we will be furnishing proxy materials over the Internet to a number of our stockholders under the U.S. Securities and Exchange Commission’s notice and access rules. Many of our stockholders will receive a Notice of Internet Availability of Proxy Materials (the “Notice”) in the mail instead of a paper copy of this Proxy Statement, a proxy card or voting instruction card and our 2014 Annual Report. We believe that this process will reduce the environmental impact of our Annual Meeting as well as reduce the costs of printing and distributing our proxy materials. The Notice will instruct you as to how you may access and review all of the proxy materials on the internet.

All stockholders who do not receive a Notice will receive a paper copy of the proxy materials by mail, unless they have previously elected to receive proxy materials by email. We remind stockholders who receive a Notice that the Notice is not itself a proxy card and should not be returned with voting instructions. The Notice only presents an overview of the more complete proxy materials. Shareholders should review the proxy materials before voting.

The Notice contains instructions on how to access our proxy materials and vote over the Internet at www.proxyvote.com and how stockholders can receive a paper copy of our proxy materials, including this Proxy Statement, a proxy card or voting instruction card and our 2014 Annual Report. At www.proxyvote.com stockholders can also request to receive future proxy materials in printed form by mail or electronically by email.

By the Order of the Board of Directors

John A. Moore

Secretary

El Dorado, Arkansas

March 19, 2015

MURPHY USA INC.    1

2015 NOTICE OF MEETING AND PROXY STATEMENT

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2015 NOTICE OF MEETING AND PROXY STATEMENT

Table of Contents (continued)

Submission of Stockholder Proposals	32

Electronic Availability of Proxy Materials for 2015 Annual Meeting	33

Other Information	33

This proxy statement is issued by Murphy USA Inc. in connection with the 2015 Annual Meeting of Stockholders scheduled for May 6, 2015. This proxy statement and accompanying proxy card are first being made available to stockholders on or about March 19, 2015.

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2015 NOTICE OF MEETING AND PROXY STATEMENT

Proxy Statement

Solicitation

The solicitation of the enclosed proxy is made on behalf of the Board of Directors of Murphy USA Inc. (the “Board”) for use at the Annual Meeting of Stockholders to be held on May 6, 2015. It is expected that the Notice of Internet Availability of Proxy Materials will be mailed to stockholders beginning on or about March 19, 2015.

The complete mailing address of the Company’s principal executive office is 200 Peach Street, El Dorado, Arkansas 71730.

References in this Proxy Statement to “we,” “us,” “our,” “the Company” and “Murphy USA” refer to Murphy USA Inc. and its consolidated subsidiaries.

Quorum and Voting Procedures

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of a majority of the total voting power of all outstanding securities of the Company entitled to vote at a meeting of stockholders shall constitute a quorum. Abstentions and “broker non-votes” are counted as present for establishing a quorum. A “broker non-vote” occurs on a proposal when shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and that the broker or nominee does not have discretionary power to vote on a non-routine matter.

Vote Necessary to Approve Proposals

General

Votes cast by proxy or in person at the meeting will be counted by the persons appointed by the Company to act as Judges of Election for the meeting. The Judges of Election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the outcome of any other business submitted at the meeting to the stockholders for a vote.

Your proxy will be voted at the meeting, unless you (i) revoke it at any time before the vote by filing a revocation with the Secretary of the Company, (ii) duly execute a proxy card bearing a later date, or (iii) appear at the meeting and vote in person. Proxies returned to the Company, votes cast other than in person and written revocations will be disqualified if received after commencement of the meeting. If you elect to vote your proxy by telephone or internet as described in the telephone/internet voting instructions on your proxy card, the Company will vote your shares as you direct. Your telephone/internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card.

Proposal 1 – Election of Three Class II Directors Whose Current Terms Expire on the Date of the 2015 Annual Meeting

The Class II directors shall be elected by a plurality of the votes cast at the Annual Meeting so long as a quorum is present. Under this stan-

dard, you may either vote in favor of all Class II directors, or withhold on all Class II directors or a particular Class II director. If you do not vote at all, you will have no impact on the calculation of “votes cast.” “Broker non-votes” will not count as a vote cast and will likewise have no effect. Unless specification to the contrary is made, the shares represented by the enclosed proxy will be voted FOR all the director nominees.

All Other Proposals

For Proposals 2 and 3, the affirmative vote of a majority of the shares of our capital stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for approval. You may vote “for,” “against” or “abstain” on these matters. If you vote to “abstain,” it will have the same effect as a vote “against.” “Broker non-votes” are not counted as shares present or represented and voting and have no effect on the vote. Unless specification to the contrary is made, the shares represented by the enclosed proxy will be voted FOR the approval of the compensation of the Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (on an advisory, non-binding basis) and FOR approval of the action of the Audit Committee of the Board of Directors in appointing KPMG LLP as the Company’s independent registered public accounting firm for 2015.

Broker Voting

If your shares are held in the name of a bank, broker or other holder of record (a “nominee”), you will receive instructions from the nominee that you must follow in order for your shares to be voted. Certain of these institutions offer telephone and Internet voting. Under current New York Stock Exchange (“NYSE”) rules, the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year should be considered a routine matter. However, for purposes of determining the outcome of any non-routine matter as to which the broker does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter. Notably, Proposals 1 and 2 should be considered non-routine matters and your broker is not permitted to vote your shares without your instructions and such uninstructed shares are considered “broker non-votes.”

Voting Securities

On March 10, 2015, the record date for the meeting, the Company had 45,538,520 shares of common stock outstanding, all of one class and each share having one vote with respect to all matters to be voted on at the meeting. Information as to common stock ownership of certain beneficial owners and management is set forth in the tables under “Security Ownership of Certain Beneficial Owners” and “Security Ownership of Directors and Management” included on page 14 in this Proxy Statement.

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2015 NOTICE OF MEETING AND PROXY STATEMENT

Proposal 1 – Election of Three Class II Directors Whose Current Terms Expire on the Date of the Annual Meeting

The Board recognizes that it is important for the Company’s directors to possess a diverse array of backgrounds and skills, whether in terms of executive management leadership, public company experience or educational achievement. When considering new candidates, the Nominating and Governance Committee, with input from the Board, will seek to ensure the Board reflects a range of talents, ages, skills, diversity and expertise, particularly in the areas of accounting and finance, management, government/regulation, leadership and convenience store and other retail-related industries, sufficient to provide sound and prudent guidance with respect to our operations and interests. In addition, although it does not have a separate policy with respect to diversity, the Nominating and Governance Committee considers the issue of diversity among the factors used to identify nominees for directors. The goal is to assemble and maintain a Board comprised of individuals that not only possess a high level of business acumen, but who also demonstrate a commitment to the Company’s Code of Business Conduct and Ethics in carrying out the Board’s responsibilities with respect to oversight of the Company’s operations.

The Company’s Corporate Governance Guidelines provide that directors should not be nominated for election to the Board after their 76th birthday, although the full Board may nominate candidates older than 76 under special circumstances.

To the extent authorized by the proxies, the shares represented by the proxies will be voted in favor of the election of the three nominees for director whose names are set forth below. If for any reason any of these nominees is not a candidate when the election occurs, the shares represented by such proxies will be voted for the election of the other nominees named and may be voted for any substituted nominees or the board size may be reduced.

All directors, other than Mr. Clyde (our President and Chief Executive Officer), have been deemed independent by the Board based on the rules of the NYSE and the standards of independence included in the

Company’s Corporate Governance Guidelines. As part of its independence recommendation to the Board, the Nominating and Governance Committee at its February meeting considered familial relationships of certain directors (Mr. Murphy is a first cousin of Mr. Deming and Rev. Keller).

Mr. Murphy became the Non-Executive Chairman of the Board in connection with the spin-off of the Company from Murphy Oil Corporation (the “Spin-Off”), which was completed on August 30, 2013. As an independent chairman, he leads our regularly scheduled meetings of independent directors, held without the presence of Company management. Such meetings are scheduled to occur at four Board meetings each year.

Stockholders and other interested parties may send communications to the Board, specified individual directors and the independent directors as a group c/o the Secretary, Murphy USA Inc., 200 Peach Street, El Dorado, AR 71730-5836. All such communications will be kept confidential and forwarded to the specified director(s). Items that are unrelated to a director’s duties and responsibilities as a Board member, such as junk mail, may be excluded by the Secretary. The names of the nominees and certain information as to them, are as follows:

Director Nominees

Our Board is divided into three classes serving staggered three-year terms. Messrs. Holliger and Keyes and Ms. Landen, who are Class II directors, are nominated for re-election at this Annual Meeting of Stockholders. Class III and Class I directors will serve until our annual meetings of stockholders in 2016 and 2017, respectively. At each annual meeting of stockholders, directors will be elected for three-year terms to succeed the class of directors whose terms have expired. This section details the name, age, class, qualifications and committee memberships of our directors as of the 2015 Annual Meeting of Stockholders.

The following Class II directors are nominated for re-election at this Annual Meeting of Stockholders.

Fred L. Holliger

Chairman and CEO of Giant Industries (a NYSE petroleum refining and retail convenience store company) from 2002 to 2007; Independent consultant to Western Refining Company (a NYSE crude oil refiner and marketer) from 2007 through June 2012

Qualifications: Mr. Holliger spent his entire 36-year career in the petroleum industry in a variety of engineering, marketing, supply and general management positions. His long career in the oil and gas industry, along with his leadership experience, allow him to provide valuable insight to our Board.

Board Committees: Executive Compensation Committee and Nominating and Governance Committee

Age: 67

Director since: August 2013

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2015 NOTICE OF MEETING AND PROXY STATEMENT

Proposal 1 – Election of Three Class II Directors Whose Current Terms Expire on the Date of the Annual Meeting (continued)

James W. Keyes

Chairman and Chief Executive Officer of Wild Oats LLC (a NASDAQ operator of natural foods stores), since January 2012; Chairman and Chief Executive Officer of Blockbuster (a provider of home movie and video game rental services) from 2007 to 2011; Chief Executive Officer of 7-Eleven Inc. from 2000 to 2005

Qualifications: Mr. Keyes’ experience running large companies, and specifically 7-Eleven (a major retail gasoline chain), along with his leadership on the successful sale of Blockbuster’s assets to Dish Networks through its restructuring process, provide invaluable business and industry expertise to our Board.

Board Committees: Audit Committee and Executive Compensation Committee

Age: 60

Director since: August 2013

Diane N. Landen

Owner and President of Vantage Communications, Inc. (private company in investment management, communications, and broadcast property ownership); Vice Chairman and Executive Vice President of Noalmark Broadcasting Corporation (a private radio and media company); Partner at Munoco Company L.C. (a private oil and gas exploration and production company); Secretary and Director of Loutre Land and Timber Company (a private natural resources company), and serves on its Executive and Nominating Committees

Qualifications: Ms. Landen has over 20 years’ experience in investment management, communications, and broadcast property ownership. She has, through her involvement in these many and varied business ventures, developed a broad range of experience in operating successful companies, allowing her to make significant contributions to our Board.

Board Committees: Audit Committee and Nominating and Governance Committee

Age: 54

Director since: August 2013

Continuing Directors

The following Class III and Class I directors are not up for re-election at this Annual Meeting of Stockholders. Class III directors will be up for election at our annual meeting in 2016 and Class I directors will be up for election at our annual meeting in 2017.

Class III Directors (terms expiring at the 2016 Annual Meeting)

Robert A. Hermes

Director of Murphy Oil from 1999 through 2014, member of the Executive Committee, Nominating & Governance Committee and Environmental, Health & Safety Committee; retired in 2014; Chairman of the Board of Purvin & Gertz, Inc. (an international energy consulting firm); retired in 2005

Qualifications: Dr. Hermes has broad experience in economic and technical aspects of petroleum refining, crude oil pricing, oil logistics, petroleum marketing, and interfuel competition. He also brings to the Board expertise in strategic planning and feasibility studies. As former Chairman of the Board of Purvin & Gertz, Inc., Dr. Hermes has a strong background as an advisor on energy policy, which enables him to provide valuable advice to our Board.

Board Committees: Executive Committee and Nominating and Governance Committee

Age: 75

Director since: August 2013

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2015 NOTICE OF MEETING AND PROXY STATEMENT

Proposal 1 – Election of Three Class II Directors Whose Current Terms Expire on the Date of the Annual Meeting (continued)

R. Madison Murphy

Director of Murphy Oil since 1993 and serves on its Executive Committee and as Chair of its Audit Committee; Chairman of the Board of Murphy Oil from 1994 to 2004 and Chief Financial Officer of Murphy Oil from 1992 to 1994; Managing Member, Murphy Family Management, LLC (manages investments, farm, timber and real estate) since 1998; Director of Deltic Timber Corporation (a NYSE natural resources / timberland company) since 1996

Qualifications: Mr. Murphy served as Chairman of the Board of Murphy Oil from 1994 to 2004. This background, along with his current membership on the Board of Directors of Deltic Timber Corporation and Murphy Oil and his past membership on the Board of Directors of BancorpSouth, Inc. (a NYSE bank holding company), brings to the Board invaluable corporate leadership and financial expertise.

Board Committees: Executive Committee and ex-officio of all Committees

Age: 57

Director since: August 2013

R. Andrew Clyde

President and Chief Executive Officer of Murphy USA since August 2013; Partner (global energy practice), Booz & Company (and prior to August 2008, Booz Allen Hamilton) (a global management and strategy consulting firm) from 2000 to 2013, where he held leadership roles as North American Energy Practice Leader and Dallas office Managing Partner and served on the firm’s board Nominating Committee

Qualifications: As CEO, Mr. Clyde successfully led the Spin-Off of Murphy USA and established it as a standalone company. He has led the development and execution of Murphy USA’s strategy for the past two years. At Booz & Company, Mr. Clyde spent 20 years working with downstream energy and retail clients on strategy, organization and performance improvement engagements.

Board Committees: Executive Committee

Age: 51

Director since: August 2013

The Reverend Dr. Christoph Keller, III

Director of Deltic Timber Corporation (a NYSE natural resources / timberland company) since 1996, a member of its Executive Compensation Committee and Chair of the Nominating and Corporate Governance Committee; Co-Manager of Keller Enterprises, L.L.C. (a firm with farming operations and real estate and venture capital investments) from 1998 to 2008, also as a past director and current Chairman of its Executive Compensation Committee; Episcopal priest since 1982; Boards of the General Theological Seminary of the Episcopal Church in New York and Episcopal Collegiate School in Little Rock; interim Dean of Trinity Episcopal Cathedral in Little Rock

Qualifications: Rev. Keller’s board level experience on both public and private companies, particularly his past experience on Deltic Timber’s board as it spun-off from Murphy Oil and transitioned to a public company, enables him to make valuable contributions to our Board.

Board Committees: Executive Compensation Committee and Nominating and Governance Committee

Age: 60

Director since: August 2013

Class I Directors (terms expiring at the 2017 Annual Meeting)

Claiborne P. Deming

Chairman of the Board of Murphy Oil since March 2012, also Chairman of its Executive Committee; President and Chief Executive Officer of Murphy Oil from October, 1994 through December, 2008; retired June 2009

Qualifications: Mr. Deming’s previous experience as President and Chief Executive Officer of Murphy Oil gives him insight into the Company’s challenges, opportunities and operations. Among other qualifications, Mr. Deming brings to the Board executive leadership skills and over 30 years’ experience in the oil and gas industry.

Board Committees: Executive Committee and Executive Compensation Committee

Age: 60

Director since: August 2013

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2015 NOTICE OF MEETING AND PROXY STATEMENT

Proposal 1 – Election of Three Class II Directors Whose Current Terms Expire on the Date of the Annual Meeting (continued)

Thomas M. Gattle, Jr.

Chairman of the Board, President and Chief Executive Officer of TerralRiver Service, Inc. (a private company operating fertilizer terminals, boats and barges) since 1992; Director of American Plant Food (a private manufacturer of fertilizers); owned and operated several businesses including Terral Barge Line, which operated the Lake Providence and Madison Ports on the Mississippi River from 1980-1992 and Great River Grain from 1980-1990, which owned and operated grain elevators on the lower Mississippi River

Qualifications: Mr. Gattle’s many years of experience as a successful company owner and executive officer will allow him to provide significant input to our Board on both financial and operational matters.

Board Committees: Audit Committee and Nominating and Governance Committee

Age: 63

Director since: August 2013

Jack T. Taylor

Director of Genesis Energy LP since 2013 (a NYSE midstream energy master limited partnership) and serves as a member of the Audit; and Governance, Compensation and Business Development Committees; Director of Sempra Energy (a NYSE Fortune 500 energy services company) since February 2013 and serves as a member of the Audit; and Environmental, Health, Safety and Technology; Chief Operating Officer-Americas and Executive Vice Chair of U.S. Operations for KPMG LLP from 2005 to 2010

Qualifications: Mr. Taylor has extensive experience with financial and public accounting issues as well as a deep knowledge of the energy industry. He spent over 35 years as a public accountant at KPMG LLP, many of which he worked in a leadership capacity. He is a National Association of Corporate Directors Board Leadership Fellow. This experience with financial and public accounting issues, together with his executive experience and knowledge of the energy industry, make him a valuable addition to our Board.

Board Committees: Audit Committee

Age: 63

Director since: August 2013

THE BOARD RECOMMENDS A VOTE “FOR” THE CLASS III DIRECTORS NOMINATED BY THE BOARD.

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Board and Governance Matters

Board Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer of Murphy USA are held by two individuals. Mr. Murphy serves as our Chairman of the Board as a non-executive and independent director. Mr. Clyde serves as our President and Chief Executive Officer, and also serves as a director. Along with Mr. Murphy and Mr. Clyde, other directors bring different perspectives and roles to the Company’s management, oversight and strategic development. The Company’s directors bring experience and expertise from both inside and outside the Company and industry, while the President and Chief Executive Officer is most familiar with the Company’s business and industry, most involved in the Company’s day-to-day operations, and most capable of leading the execution of the Company’s strategy. The Board believes that having separate roles of Chairman and President and Chief Executive Officer is in the best interest of stockholders because it facilitates independent oversight of management.

Risk Management

Our Company’s management is responsible for the day-to-day management of risks to the Company. The Board of Directors has broad oversight responsibility for our risk management programs.

The Board of Directors exercises risk management oversight and control both directly and indirectly, the latter through various board committees as discussed below. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity and operations, including the risks associated with each. The Executive Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee is responsible for oversight of financial risks and the ethical conduct of the Company’s business, including the steps the Company has taken to monitor and mitigate these risks. The Nominating and Governance Committee, in its role of reviewing and maintaining the Company’s Corporate Governance Guidelines, manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports and by the President and Chief Executive Officer about the known risks to the strategy and the business.

Committees

Our Board of Directors has established several standing committees in connection with the discharge of its responsibilities. The following table presents the standing committees of the Board and the current membership of such committees and the number of times each such committee met in 2014.

Nominee / Director	Audit		Executive		Executive Compensation		Nominating and Governance
R. Madison Murphy	X	[2]	X	[1]	X	[2]	X	[2]
R. Andrew Clyde			X
Claiborne P. Deming			X		X	[1]
Thomas M. Gattle, Jr.	X						X
Robert A. Hermes			X				X	[1]
Fred L. Holliger					X		X
Christoph Keller, III					X		X
James W. Keyes	X				X
Diane N. Landen	X						X
Jack T. Taylor	X	[1]
Number of meetings in 2014	7		7		2		2

[1]	Committee Chairman.
[2]	Ex-Officio.

Audit Committee – The Audit Committee has the sole authority to appoint or replace the Company’s independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee also assists the Board with its oversight of the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications, independence and performance, the performance of the Company’s internal audit function, the compliance by the Company with legal and regulatory requirements, and the review of programs related to compliance with the Company’s Code of Business Conduct and Ethics. The Audit Committee meets with representatives of the independent registered public accounting firm and with members of the internal Auditing Department for these purposes. The Board has designated Mr. Taylor as its “Audit Committee Financial Expert” as defined in Item 407 of Regulation S-K. All of the members of the Audit Committee, including Mr. Taylor, are independent under the rules of the NYSE and the Company’s independence standards.

Executive Committee – The Executive Committee is vested with the authority to exercise certain functions of the board when the board is not in session. The Executive Committee is also in charge of all general administrative affairs of the Company, subject to any limitations prescribed by the board.

Executive Compensation Committee – The Executive Compensation Committee oversees the compensation of the Company’s executives and directors and administers the Company’s annual incentive compensation plan, the long-term incentive plan and the stock plan for non-employee directors.

The Executive Compensation Committee consists entirely of independent directors, each of whom meets the NYSE listing

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Board and Governance Matters (continued)

independence standards and our Company’s independence standards. See “Compensation Discussion and Analysis” for additional information about the Executive Compensation Committee. In carrying out its duties, the Executive Compensation Committee will have direct access to outside advisors, independent compensation consultants and others to assist them.

Compensation Committee Interlocks and Insider Participation

During 2014, Messrs. Deming, Holliger, Keller, Keyes and Murphy served as the members of the Compensation Committee. No person who served as a member of the Executive Compensation Committee was, during 2014, an officer or employee of us or any of our subsidiaries, or had any relationship requiring disclosure in this proxy statement. None of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) or director of another entity, one of whose executive officers served as a member of our Board of Directors.

Nominating and Governance Committee – The Nominating and Governance Committee identifies and recommends potential director candidates, makes annual independence recommendations as to each director, recommends appointments to Board committees, oversees evaluation of the Board’s performance and reviews and assesses the Corporate Governance Guidelines of the Company. Information regarding the process for evaluating and selecting potential director candidates, including those recommended by stockholders, is set out in the Company’s Corporate Governance Guidelines. Stockholders desiring to recommend director candidates for consideration by the Nominating and Governance Committee will be able to address their recommendations to: Nominating and Governance Committee of the Board of Directors, c/o Secretary, Murphy USA, 200 Peach Street, P.O. Box 7300, El Dorado, Arkansas 71731-7300. As a matter of policy, director candidates recommended by stockholders will be evaluated on the same basis as candidates recommended by the directors, executive search firms or other sources. The Corporate Governance Guidelines also provide a mechanism by which stockholders may send communications to directors. See Proposal 1 for further detail. The Nominating and Governance Committee consists entirely of independent directors, each of whom meets the NYSE listing independence standards and the Company’s independence standards.

Charters for the Audit, Executive, Executive Compensation, Nominating and Governance Committees, along with the Corporate Governance Guidelines and the Code of Ethics and Business Conduct, are available on the Company’s Web site, http://ir.corporate.murphyusa.com.

Meetings and Attendance

During fiscal 2014, there were five meetings of the Board. All nominees’ attendance exceeded 75% of the total number of meetings of the Board and committees on which they served. As set forth in the Company’s Corporate Governance Guidelines, all Board members are expected to attend the Annual Meeting of Stockholders, and all did so in 2014.

Compensation of Directors

Directors who are employees of Murphy USA do not receive compensation for their services on the Board. Our Board of Directors determines annual retainers and other compensation for non-employee directors. The primary elements of our non-employee director compensation program include a combination of cash and equity.

In 2014, the cash component consisted of:

•	Annual retainer: $40,000
•	Chairman of the Board: $115,000
•	Audit Committee Chairman: $15,000
•	Executive Compensation Committee Chairman: $12,500
•	Chair of each other Committee: $10,000
•	Board and Committee meeting fees: $2,000 each

All retainers are paid quarterly. The Company also reimburses directors for travel, lodging, and other related expenses they incur in attending Board and committee meetings.

In addition to the cash component, the non-employee directors also receive an annual grant of time-based restricted stock units which vest after three years. Each non-employee director received a restricted stock unit grant with a target value of at $100,000 on February 12, 2014.

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Board and Governance Matters (continued)

Further information regarding non-employee director compensation is set forth in the following table.

2014 Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
R. Madison Murphy	201,000	97,402	25,000	323,402
Claiborne P. Deming	78,500	97,402	—	175,902
Thomas M. Gattle, Jr.	66,000	97,402	—	163,402
Robert A. Hermes	78,000	97,402	3,500	178,902
Fred L. Holliger	58,000	97,402	—	155,402
Christoph Keller, III	58,000	97,402	—	155,402
James W. Keyes	68,000	97,402	—	165,402
Diane N. Landen	68,000	97,402	—	165,402
Jack T. Taylor	79,000	97,402	25,000	201,402

(1)	The amounts shown reflect the cash retainers and meeting fees paid during the fiscal year ended December 31, 2014.
(2)	The amounts shown reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718 regarding stock compensation for restricted stock unit awards granted to the non-employee directors in 2014. The aggregate number of restricted stock unit awards held as of December 31, 2014 was 5,650 for each director.
(3)	The amounts shown represent contributions made on behalf of Mr. Murphy, Dr. Hermes and Mr. Taylor to charitable organizations under our matching gifts program.

The column above showing “All Other Compensation” represents the incremental cost of matching gifts. The non-employee directors are eligible to participate in our matching gift program on the same terms as Murphy USA employees. Under this program, an eligible person’s total gifts of up to $12,500 per calendar year will qualify. The Company will contribute to qualified educational institutions and hospitals in an amount equal to twice the amount contributed by the eligible person. The Company will contribute to qualified welfare and cultural organizations an amount equal to the contribution made by the eligible person.

Stock Ownership Guidelines

The Board of Directors has also established stock ownership guidelines for non-employee directors of the Company. Directors are expected to achieve ownership of at least three times the annual cash retainer within five years of service. A director may not pledge Company securities either by purchasing Company securities on margin or holding Company securities in a margin account, until he or she has achieved the applicable stock ownership target specified in the guidelines above. These guidelines are designed to ensure that directors display confidence in the Company through the ownership of a significant amount of our stock. At December 31, 2014, all of our Directors had met or were on track to comply with these stock ownership guidelines within the applicable five-year period.

Review, Approval or Ratification of Transactions with Related Persons

The Nominating and Governance Committee reviews ordinary course of business transactions with firms associated with directors and nominees for director. The Company’s management also monitors such transactions on an ongoing basis. Executive officers and directors are governed by the Company’s written Code of Business Conduct and Ethics, which provides that waivers may only be granted by the Board of Directors or a Board committee and must be promptly disclosed to stockholders. No such waivers were granted nor applied for in fiscal 2014. The Company’s Corporate Governance Guidelines require that all directors recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Audit Committee Report

In connection with the Company’s December 31, 2014 consolidated financial statements, the Audit Committee reviewed and discussed the audited financial statements with management and the specific disclosures contained in the Company’s Form 10-K for the year ended December 31, 2014, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, discussed with KPMG LLP the matters required to be discussed by the communications pursuant to applicable auditing standards, and independence standards, and considered the compatibility of non-audit services with KPMG LLP’s independence. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with that firm its independence from Murphy USA. The Committee met seven times in 2014.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2014.

Audit Committee

Jack T. Taylor (Chairman)

James W. Keyes

Diane N. Landen

Thomas M. Gattle, Jr.

R. Madison Murphy

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2015 NOTICE OF MEETING AND PROXY STATEMENT

Ownership of Murphy USA Common Stock

Security Ownership Of Certain Beneficial Owners

The following are known to the Company to be the beneficial owners of more than five percent of the Company’s common stock (as of the most recent date of such stockholder’s Schedule 13G filing for Murphy USA with the SEC):

Name and address of beneficial owner	Amount and nature of beneficial ownership(1)	Percentage
FMR LLC. 245 Summer Street Boston, MA 02210(2)	5,415,737	11.8%
The Vanguard Group. 100 Vanguard Blvd. Malvern, PA 19355(3)	3,583,411	7.8%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022(4)	3,473,878	7.6%

(1)	Includes common stock for which the indicated owner has sole or shared voting or investment power and is based on the indicated owner’s Schedule 13G filing for Murphy USA for the period ended December 31, 2014.
(2)	A parent holding company or control person of the entities holding Murphy USA shares in accordance with Rule 13d-1(b)(1)(ii)(G). Total includes 42,609 shares with sole voting power, 0 shares with shared voting power, 5,415,737 shares with sole dispositive power and 0 shares with shared dispositive power.
(3)	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). Total includes 29,119 shares with sole voting power, 0 shares with shared voting power, 3,557,992 shares with sole dispositive power and 25,419 shares with shared dispositive power.
(4)	A parent holding company or control person of the entities holding Murphy USA shares in accordance with Rule 13d-1(b)(1)(ii)(G). Total includes 3,272,007 shares with sole voting power, 0 shares with shared voting power, 3,473,878 shares with sole dispositive power and 0 shares with shared dispositive power.

Security Ownership of Directors and Management

The following table sets forth information, as of the record date, concerning the number of shares of Common Stock of the Company beneficially owned by all directors and nominees, each of the Named Executive Officers (as hereinafter defined), and directors and executive officers as a group.

Name	Personal with Full Voting and Investment Power(1)(2)	Personal as Beneficiary of Trusts		Voting and Investment Power Only		Options Exercisable Within 60 Days	Total	Percent of Outstanding (if greater than one percent)
Claiborne P. Deming	227,564	394,884		52,430	(3)	—	674,878	1.48%
Thomas M. Gattle, Jr.	2,095	—		—		—	2,095	(4)
Robert A. Hermes	6,817	—		—		—	6,817	(4)
Fred L. Holliger	1,000	—		—		—	1,000	(4)
Christoph Keller, III	32,673	119,517	(5)	290,571	(6)	—	442,761	(4)
James W. Keyes	—	—		—		—	—	(4)
Diane N. Landen(7)	31,871	42,632		60,976	(8)	—	135,479	(4)
R. Madison Murphy	250,065	308,179		713,610	(9)	—	1,271,854	2.79%
Jack T. Taylor	5,000	—		—		—	5,000	(4)
R. Andrew Clyde	11,000	—		—		59,249	70,249	(4)
Mindy K. West	13,126	—		—		—	13,126	(4)
John A. Moore	4,995	—		—		—	4,995	(4)
Jeffrey A. Goodwin	2,309	—		—		—	2,309	(4)
Marn K. Cheng	1,812	—		—		—	1,812	(4)
John C. Rudolfs	592	—		—		—	592	(4)
Directors and executive officers as a group (17 persons)	594,278	865,212		1,117,587		59,249	2,636,326	5.79%

(1)	Includes Murphy USA (“MUSA”) Savings (401(k)) Plan shares in the following amounts: Ms. West—278 qualified shares; Mr. Moore—647 qualified shares; Mr. Cheng—664 qualified shares.
(2)	Includes shares held by spouse and other household members as follows: Mr. Deming—11,732 shares held by spouse; Mr. Gattle—100 shares owned jointly with spouse; Dr. Hermes—6,817 shares held jointly with spouse; Mr. Holliger—1,000 shares owned jointly with spouse; Rev. Keller—22,543 shares held by spouse or owned jointly with spouse and other household members; Ms. Landen—2,043 shares owned jointly with spouse and children; Mr. Murphy—57,905 shares held by spouse; Mr. Goodwin—1,837 shares of common stock owned jointly with spouse or other household members.
(3)	Includes 52,430 shares held in trust for children.
(4)	Less than 1%.
(5)	Includes 119,517 shares of common stock held by trusts for which Rev. Keller is the income beneficiary and trustee.
(6)	Includes 290,571 shares of common stock held by trusts for the benefit of others for which Rev. Keller is the trustee.
(7)	An estate in which Ms. Landen is co-executor has pledged 53,395 shares of common stock as required under certain existing loan agreements.

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Ownership of Murphy USA Common Stock (continued)

(8)	Includes (i) 53,395 shares of common stock owned as the executor of estate of another individual, and (ii) 7,581 shares of common stock held by trusts for which Ms. Landen is the trustee.
(9)	Includes (i) 235,766 shares held by trusts for the benefit of others for which Mr. Murphy is trustee or co-trustee, (ii) 166,844 shares held by a private foundation of which Mr. Murphy is President for which beneficial ownership is expressly disclaimed, (iii) 36,000 shares held in trust for children, and (iv) 275,000 shares held by a limited partnership that is controlled by a limited liability company of which Mr. Murphy is a member. Mr. Murphy has beneficial interest in 56,426 of these shares. Mr. Murphy’s wife has a beneficial interest in 306 shares, for which beneficial ownership is expressly disclaimed.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of the copies of reports filed by the Company’s directors and executive officers pursuant to Section 16(a) of the Securities Exchange Act of 1934, and on representations from such reporting persons, the Company believes that all such persons complied with all applicable filing requirements during fiscal 2014.

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COMPENSATION

DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis provides an overview of the compensation provided to our CEO, CFO, and three other most highly compensated executive officers for the year ended December 31, 2014:

Name	Title
R. Andrew Clyde	President & CEO
Mindy K. West	EVP, CFO, & Treasurer
John A. Moore	SVP, General Counsel & Corporate Secretary
Jeffrey A. Goodwin	SVP, Retail Operations
Marn K. Cheng	SVP, Retail Operations Support

In addition, we will address the compensation of John C. Rudolfs who served as our EVP, Marketing until May 21, 2014 and who would have been among our most highly compensated executive officers in 2014, other than our CEO and CFO, had he served as an executive officer of Murphy USA at the end of 2014. Mr. Rudolfs received severance benefits upon his departure, which are more fully described in the “Other Policies – Severance and Change in Control Protection” section included on page 22 in this Proxy Statement.

The six individuals above are collectively referred to herein as our “Named Executive Officers” or “NEOs”.

To further illustrate the concepts in this Compensation Discussion and Analysis, we have included charts and tables where we believe appropriate to enhance our stockholders’ understanding of the compensation of our NEOs. This Compensation Discussion and Analysis should be read in conjunction with this tabular information beginning on page 16 in this Proxy Statement.

Overview

Murphy USA operates the nation’s fourth largest convenience store chain, with 1,263 locations in 23 states as of December 31, 2014, most of which are in close proximity to Walmart stores. We believe our proximity to Walmart stores generates significant traffic to our retail stations while our competitively priced gasoline and convenience offerings appeal to our shared customers. We began our relationship with Walmart in 1996 and, in December 2012, we signed a new agreement that allows us to build approximately 200 new sites at Walmart locations over the next few years.

We operate our retail gasoline stations with a strong emphasis on fuel sales complemented by a focused convenience offering that allows for a smaller store footprint than many of our competitors. Almost all of our new stations are standardized 208 or 1,200 square foot stores and the majority of our stores are located on Company-owned property and do not incur any rent expense. This combination of a focused convenience offering and standardized smaller footprint stores allows us to achieve lower overhead and labor costs compared to our competitors with a larger store format.

2014 Business Highlights

Highlights of the Company during fiscal year 2014 include the following:

•	Completed our first full year as a standalone company
•	Completed a $50 million share repurchase program and announced a $250 million share repurchase program that extends until December 31, 2015
•	Added 60 new retail sites to our portfolio
•	Made investments in the Hereford ethanol plant to improve efficiency and yield
•	Repaid the outstanding balance on our $150 million term loan more than two years prior to maturity
•	Extended the maturity of our credit facility by one year and modified several restrictive covenants

Executive Compensation Philosophy and Objectives

The Executive Compensation Committee (the “Committee”) bases its executive compensation decisions on principles designed to align the interests of our executives with those of our stockholders. The Committee believes compensation should provide a direct link with the Company’s values, objectives, business strategies, and financial results. In order to motivate, attract, and retain key executives who are critical to its long-term success, the Company aims to provide pay packages that are competitive with others in the retail industry. In addition, the Company believes that executives should be rewarded for both the short and long-term success of the Company and, conversely, be subject to a degree of downside risk in the event that the Company does not achieve its performance objectives.

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Compensation Discussion And Analysis (continued)

Pay for Performance

The Committee believes our compensation programs provide for a strong “pay for performance” linkage between the compensation provided to our CEO and the Company’s performance relative to its peers. Since our Spin-Off on August 30, 2013, our annualized total shareholder return (“TSR”) has been 60%. We significantly outpaced the median TSR of our peer group (discussed in the “Role of Market Data” section included on page 18 in this Proxy Statement) as well as the S&P 500 Index both in 2014 and during the 16 months since the Spin-Off.

2014 “Say-on-Pay” Vote Result

The Committee carefully considered the results of our first Say-on-Pay vote on NEO compensation in May 2014, in which more than 96 percent voted for the compensation of our NEOs as described in our 2014 Proxy Statement. The Committee interpreted this level of support as affirmation by stockholders of the design and overall execution of our programs.

Compensation Design Principles and Governance Practices

The Committee intends for its compensation design principles to protect and promote our shareholders’ interests. We believe our compensation programs are consistent with best practices for sound corporate governance.

We Do

✓	Pay for performance
✓	Perform an annual compensation risk assessment
✓	Utilize an independent compensation consultant
✓	Provide modest perquisites
✓	Maintain share ownership guidelines and restrict pledging
✓	Prohibit hedging transactions by executives
✓	Include “clawbacks” in our annual and long-term incentive plans

We Do Not

✗	Maintain employment contracts
✗	Maintain separate change in control (“CIC”) agreements other than with the CEO
✗	Provide tax gross ups on perquisites or CIC benefits
✗	Allow repricing of underwater options
✗	Allow current payment of dividends or dividend equivalents on unearned long-term incentives

Role of the Committee

The Committee has responsibility for discharging the Board of Directors’ responsibilities with respect to compensation of the Company’s executives. In particular, the Committee annually reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of those goals and objectives, and determines and approves the CEO’s compensation based on this evaluation. In doing so, the Committee reviews all elements of the CEO’s compensation. The Committee also approves non-

CEO executive compensation, approves and administers incentive compensation and equity-based plans, and monitors compliance of directors and executive officers with Company stock ownership requirements. Pursuant to its charter, the Committee has the sole authority to retain and terminate compensation consultants as well as internal and external legal, accounting and other advisors, including sole authority to approve the advisors’ fees and other engagement terms. For additional information on the responsibilities of the Committee, see the “Committees—Executive Compensation Committee” section included on page 23 in this Proxy Statement.

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Compensation Discussion And Analysis (continued)

Role of Market Data

The Committee adopted a peer group for purposes of reviewing and approving 2014 compensation. Due to the relatively small number of publicly-traded retail convenience store competitors, the group was broadened to include other companies in similar industries with which Murphy USA competes for executive talent in order to create a sufficient sample of companies against which compensation can be compared. The peer group was developed based on certain attributes including:

•	Industry Sector: Direct motor fuel and convenience retailers, retailers exposed to vehicle miles traveled, and other small box common goods retailers (e.g., quick serve restaurants)
•	Scale of Operation: Revenue, non-fuel revenue, earnings before interest, taxes, depreciation, and amortization, market capitalization, number of employees, and store count
•	Method of Operation: Company-operated sites and direct-owned real estate

The peer group consists of the following companies:

• Alimentation Couche-Tard • Advance Auto Parts • AutoZone • Bob Evans Farms • Casey’s General Stores • Chipotle Mexican Group	• Cracker Barrel • CST Brands • Foot Locker • GameStop • Monro Muffler Brake • O’Reilly Automotive

• The Pantry • Pier 1 Imports • Susser Holdings[1]	• TravelCenters of America • Vitamin Shoppe

In addition to comparator company information, the Committee uses several industry compensation surveys to determine competitive market pay levels for the NEOs.

Base salaries and total target direct compensation for the Company’s NEOs were compared to the median of the market data to determine whether the Company’s compensation practices were in alignment. When making compensation-related decisions, the Committee aims to set compensation levels for executive officers based on a deliberate review of market competition for a particular position as well as each individual’s possession of a unique skill or knowledge set, proven leadership capabilities or experience, and Company performance. Based on such factors, the Committee may determine with respect to one or more individuals that it is appropriate for compensation to meet, exceed, or fall below the median of the market data for a particular compensation element or total compensation.

Role of the CEO in Compensation Decisions

The CEO periodically reviews the performance of each of the NEOs, excluding himself, develops preliminary recommendations regarding salary adjustments and annual and long-term award amounts, and provides these recommendations to the Committee. The Committee can exercise its discretion in modifying any recommendations and makes the final decisions.

Elements of Compensation

Our compensation program is comprised of three key components, each designed to be market-competitive and to help attract, motivate, retain, and reward our NEOs.

Element	Key Characteristics	Objectives
Base Salary	• Fixed minimum level of compensation	• To reward the executive for day-to-day execution of primary duties and responsibilities
	• Reviewed annually and adjusted if and when appropriate	• To provide a foundation level of compensation upon which incentive opportunities can be added to provide the motivation to deliver superior performance
Annual Incentives	• Variable cash compensation component	• To motivate and reward NEOs for achieving annual business goals
	• Performance-based award opportunity based on annual operational and individual performance	• To align the interests of participants with the interests of stockholders
• Intended to encourage responsible risk taking and accountability
Long-term Incentives	• Variable equity-based compensation component	• To align executives’ interests with the interests of stockholders
	• Performance-based award opportunity based on long-term performance	• To reinforce the critical objective of building stockholder value over the long term • To focus management attention upon the execution of the long-term business strategy

1	On August 29, 2014, Susser Holdings and Energy Transfer Partners, L.P. announced the completion of their merger, making Susser a subsidiary of Energy Transfer Partners. Accordingly, Susser Holdings was removed from the peer group at that time.

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Compensation Discussion And Analysis (continued)

The majority of our NEO compensation is performance-based and is issued in the form of both short- and long-term incentives. Individuals in a position to influence the growth of stockholder wealth have larger portions of their total compensation delivered in the form of equity-based long-term incentives. The target mix of the compensation program elements for the CEO and other NEOs is shown in the following chart which outlines the size, in percentage terms, of each element of target compensation.

A.    Base Salary

Base salary is designed to provide a competitive fixed rate of pay recognizing each employee’s different level of responsibility and performance. In setting base salary levels for NEOs, the Committee considers competitive market data in addition to other factors such as duties and responsibilities, experience, individual performance, retention concerns, internal equity considerations, Company performance, general economic conditions, and marketplace compensation trends.

Base salaries are reviewed annually. In 2014, the Committee increased base salaries awarded to each NEO to bring salaries closer to competitive market levels for similar positions. The following table shows the base salaries for each of the NEOs effective February 1, 2014:

Name	Title	2013 Pre-Spin Salary ($)	2013 Post-Spin Salary ($)	2014 Salary ($)	Adjustment for 2014 (%)
R. Andrew Clyde	President & CEO	750,000	750,000	825,000	10.0
Mindy K. West	EVP, CFO, & Treasurer	350,000	450,000	470,000	4.4
John A. Moore	SVP, General Counsel & Corporate Secretary	296,500	365,000	384,000	5.2
Jeffrey A. Goodwin	SVP, Retail Operations	260,000	320,000	332,500	3.9
Marn K. Cheng(1)	SVP, Retail Operations Support	—	—	324,500	—
John C. Rudolfs	Former EVP, Marketing	330,720	400,000	417,500	4.4

(1)	Mr. Cheng was not a Named Executive Officer before 2014 and, therefore, his compensation is not disclosed for prior years.

B.    Annual Incentive Plan

We provide annual incentives to our executive officers through our stockholder-approved Murphy USA Inc. 2013 Annual Incentive Plan, as amended and restated effective as of February 12, 2014 (the “AIP”). The primary objective of the AIP is to align corporate and individual goals with stockholder interests and Company strategy and to reward employees for their performance relative to those goals. Murphy USA targets the median of competitive market pay levels for annual target incentive compensation. Executives have the opportunity to be compensated above the median of market pay levels when Murphy USA performs above market based on established performance measures.

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Compensation Discussion And Analysis (continued)

Bonus opportunities under the AIP are communicated as a target percentage of annualized base salary. The Committee reviews market data annually with respect to competitive pay levels and sets specific bonus opportunities for each of our NEOs. The following table shows the target bonuses as a percentage of salary in effect for each of the NEOs in 2014:

Name	Title	Target Bonus as a % of Salary
R. Andrew Clyde	President & CEO	100%
Mindy K. West	EVP, CFO, & Treasurer	75%
John A. Moore	SVP, General Counsel & Corporate Secretary	60%
Jeffrey A. Goodwin	SVP, Retail Operations	60%
Marn K. Cheng	SVP, Retail Operations Support	55%
John C. Rudolfs	Former EVP, Marketing	65%

Corporate Performance

For 2014, the AIP metrics for Murphy USA employees included return on average capital employed (“ROACE”), profitability as measured by both fuel and merchandise gross margins, and total recordable incident rate. The Committee believes these metrics in combination reflect the key goals and objectives for the Company for 2014. The following table summarizes the performance metrics and corresponding weightings used in determining annual incentive award payouts for Murphy USA employees and the weighted performance scores for each based on actual performance during 2014:

Metric	Weighting (%)	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual	Payout % of Target (%)	Weighted Performance Score (%)
ROACE (%)	30	7.2	9.0	12.6	17.2	200.0	60.0
Fuel Gross Margin ($000s) (average per store month)	30	30.0	32.5	37.5	42.9	200.0	60.0
Merchandise Gross Margin ($000s) (average per store month)	30	19.3	19.7	20.4	20.6	200.0	60.0
Total Recordable Incident Rate	10	1.17	1.10	1.03	1.07	142.9	14.3
Total	100						194.3

1	ROACE is computed by dividing the Company’s earnings before interest and taxes, as adjusted from time-to-time for certain unusual and nonrecurring gains or losses by the sum of (a) the average of the Company’s beginning and ending balance of property, plant, and equipment during the respective year and (b) the average of the Company’s beginning and ending net working capital position during the respective year; excludes impact of Hereford ethanol facility.

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Compensation Discussion And Analysis (continued)

Under the terms of the AIP, achievement of 100% of the target for any metric results in the payment of 100% of target for that metric. Achievement of the minimum level of the performance range results in the payment of 50% of target and achievement of the maximum level of performance results in the payment of 200% of target. No awards relative to a given metric are payable if performance for that metric falls below the minimum. Results between points are interpolated.

Individual Performance

In addition to the corporate performance component, the AIP permits the Committee to exercise negative discretion to reduce an NEO’s award based on the Committee’s subjective review of his/her performance relative to successful achievement of goals, business plan execution, and other qualitative results. We believe that it is important to include this component in our AIP in order to take into account NEO performance that, in the Committee’s opinion, justify a reduction in the amount otherwise payable to an NEO based on objective corporate performance. Overall, amounts earned under the AIP cannot exceed more than 200% of target. In 2014, the Committee believed that our NEOs’ outstanding individual performance was appropriately reflected in our corporate performance results. Thus, in general, the Committee opted not to make significant negative adjustments to the awards earned by our NEOs and payable under the AIP based on our corporate performance.

Overall Performance and Payouts

After certifying the results relative to our performance metrics and considering each individual’s contributions throughout the year, the Committee approved the following payments for our NEOs for 2014:

Name	Actual Bonus ($)
R. Andrew Clyde	1,600,000
Mindy K. West	682,479
John A. Moore	445,821
Jeffrey A. Goodwin	386,414
Marn K. Cheng	345,486
John C. Rudolfs	203,746	(1)
(1)	Prorated for portion of the year served.

C.    Long-term Incentive Compensation

We provide share-based, long-term compensation to our executive officers through our stockholder-approved Murphy USA Inc. 2013 Long-Term Incentive Plan, as amended and restated effective as of February 12, 2014 (the “LTIP”). Long-term incentive levels for Murphy USA’s officers are targeted at the median of competitive market pay levels. The plan provides for a variety of stock and share-based awards, including stock options and restricted stock units (“RSUs”), each of which vests over a period determined by the Committee, as well as performance stock units (“PSUs”) that are earned based on the Company’s achievement of two equally-weighted objective performance goals. We believe that these awards create a powerful link between the creation of stockholder value and executive pay delivered. In addition, we believe that the balance between absolute performance alignment through stock options and the ROACE-based PSUs, and the relative performance objectives underscored by the PSUs earned based on the Company’s TSR as compared to its peers, is appropriate. In order for executives to fully realize their targeted opportunities, Murphy USA must both successfully achieve its long-term goals and outperform its peers.

Stock Options

In 2014, stock options comprised 25% of each NEO’s annual equity award. Stock options provide a direct link between executive officer compensation and the value delivered to shareholders. The Committee believes that stock options are inherently performance-based, as option holders only realize benefits if the value of our stock increases following the date of grant. All grants of options will vest in two equal installments on the second and third anniversaries of the grant date, and unless otherwise forfeited or exercised, expire seven years from the date of the grant.

Restricted Stock Units

In 2014, RSUs comprised 25% of each NEO’s annual equity award. The Committee believes that RSUs are an important part of the compensation program for NEOs as they (i) drive behaviors to create value for shareholders by linking executive compensation to stock price performance, (ii) encourage retention, and (iii) result in actual share ownership (thereby supporting the Company’s stock ownership guidelines). All grants of RSUs will cliff-vest on the third anniversary of the grant date (unless otherwise forfeited due to termination) and are delivered to the NEOs in the form of unrestricted shares of common stock.

Performance Stock Units

In 2014, PSUs comprised 50% of each NEO’s annual equity award. The Committee believes that PSUs serve as a complement to stock options and RSUs. Our PSUs benchmark Murphy USA performance relative to two equally-weighted metrics, ROACE and TSR relative to our peer group, with payouts at the threshold level of performance equal to 50% of target and maximum payouts capped at 200% of target. The Committee believes the PSU program does not encourage excessive or inappropriate risk-taking, as it caps the maximum payout at 200% of target. PSUs are designed to pay 100% of target at the end of the three-year performance cycle if target levels of performance are achieved. Payment, if earned, is made in unrestricted shares of common stock at the end of the three-year performance period once performance results have been approved by the Committee.

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Compensation Discussion And Analysis (continued)

Vesting for 50% of the PSUs will be based on MUSA’s TSR performance between 2014 and 2016 relative to the Company’s peer group, with payouts at the threshold level of performance equal to 50% of target and maximum payouts capped at 200% of target. The Committee considers relative TSR an appropriate metric as it aligns the pay for our officers to the appreciation (or reduction) our shareholders receive in their investment in Murphy USA. TSR achievement and corresponding payout levels are as follows:

Achievement Level	Percentile Rank Relative to Peers		Payout % of Target(1)
Maximum	≥75	th	200%
Target	50	th	100%
Threshold	25	th	50%
Below Threshold	<25	th	0%
(1)	Payout will be interpolated on a linear basis for performance between levels of achievement

Vesting for the remaining 50% of the PSUs will be based on MUSA’s three-year average ROACE performance between 2014 and 2016 as compared to the Company’s three-year ROACE targets set by the Committee at the beginning of the performance period, with payouts at the threshold level of performance equal to 50% of target and maximum payouts capped at 200% of target.

D.    Employee Benefits and Perquisites

Murphy USA’s executives are provided usual and customary employee benefits available to all employees (except certain hourly retail employees). These include qualified defined contribution (Savings) plan (401(k)), health insurance, life insurance, accidental death and dismemberment insurance, medical/dental insurance, vision insurance, and long-term disability insurance.

The purpose of the Savings Plan, a tax-qualified defined contribution retirement plan, for employees of Murphy USA is to provide retirement and incidental benefits for all employees who participate. All employees are allowed to contribute on a pre-tax basis up to 25 percent of their eligible pay. The Company matching contributions are limited to dollar for dollar on the first six percent. Participating employees are immediately vested in all employee and Company matching contributions.

Murphy USA provides a Supplemental Executive Retirement Plan (“Murphy USA SERP”), an unfunded, nonqualified defined contribution plan to eligible executives including the NEOs. The Murphy USA SERP is intended to restore to certain highly-compensated individuals qualified defined contribution (Savings and profit-sharing) plan benefits restricted under the Internal Revenue Code of 1986 (the “IRC”).

Murphy USA offers limited perquisites to our NEOs consistent with our peer group. The Board of Directors has authorized up to 50 hours annually of personal use of Company aircraft for our CEO as part of his total compensation package. The value of such personal use is periodically reported to the Committee and will be reported as taxable income to the CEO with no income tax assistance or gross-ups provided by the Company.

Reportable values for these programs based on the incremental costs to the Company are included in the “All Other Compensation” column of the 2014 Summary Compensation Table included on page 25 in this Proxy Statement.

Other Policies

Severance and Change in Control Protection

The Company has not entered into any employment, CIC or termination agreements with its NEOs other than with the CEO, which was inherited by Murphy USA in connection with the Spin-Off from prior parent Murphy Oil.

Mr. Rudolfs resigned on May 21, 2014. In consideration of a release of claims against the Company and agreement to certain restrictive covenants, Mr. Rudolfs will receive a cash payment of $417,500, payable in four equal quarterly installments, a lump sum cash payment of $120,000, and a pro-rata portion of his 2014 award under the AIP calculated based on actual performance, paid at the time awards are normally paid under the Plan.

Mr. Clyde is party to a Severance Protection Agreement (the “SPA”) provided to him by Murphy Oil when he joined Murphy Oil in August 2013, which was inherited by Murphy USA in connection with the Spin-Off. The SPA provides certain severance benefits if his employment is terminated within 24 months following a CIC. If Mr. Clyde’s employment is terminated by Murphy USA “without cause” or by Mr. Clyde for “good reason” within this 24-month window, Mr. Clyde will be entitled to his earned but unpaid compensation, a lump sum severance payment equal to three times the sum of his base salary and the average of his last three annual bonuses prior to the termination date (or, if higher, prior to the CIC), accelerated vesting of his outstanding equity-based awards (provided that any performance-based awards will be paid assuming the target level of performance) and continued life, accident, and health insurance benefits for 36 months. Mr. Clyde will not be entitled to any “golden parachute” excise tax gross-up payments. The SPA provides for an excise tax cutback to reduce payments to a level such that the excise tax under Sections 280G and 4999 of the IRC will not apply (unless the executive would receive a greater amount of severance benefits on an after-tax basis without a cutback, in which case the cutback will not apply). Pursuant to the SPA, Mr. Clyde will be subject to a non-disclosure covenant and non-solicitation and non-competition restrictive covenants for 12 months following any such termination.

Under the terms of the LTIP, in the event of a CIC, all outstanding equity awards will vest, become immediately exercisable or payable, and/or have all restrictions lifted (any performance-based awards will be paid assuming the target level of performance).

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2015 NOTICE OF MEETING AND PROXY STATEMENT

Compensation Discussion And Analysis (continued)

Stock Ownership Guidelines

To further align the interests of our executive officers with those of our shareholders, the Board of Directors expects all executive officers to display confidence in the Company through the ownership of a significant amount of our stock. Under these guidelines as set forth in the Company’s Corporate Governance Guidelines, executive officers, including our NEOs, are expected to hold Murphy USA common stock having a value that is equivalent to a multiple of each executive officer’s annualized base salary. The targeted multiples vary among the executives depending upon their position:

•	CEO: 5x annual salary
•	EVPs: 3x annual salary
•	SVPs: 2x annual salary
•	VPs: 1x annual salary

Because the stock ownership guidelines are a multiple of each executive officer’s annualized salary, the value that must be maintained will increase proportionally with salary increases. Executive officers are expected to achieve targets within five years of assuming their positions. Shares owned directly by the executive, including RSUs and unrestricted stock units, those owned indirectly, assuming the executive has an economic interest in the shares, and shares held through our employee benefit plans including the qualified defined contribution (Savings) plan (401(k)) and deferred compensation plan for executives are included in calculating ownership levels. Shares underlying stock options and unearned PSUs do not count toward the ownership guidelines. At December 31, 2014, all of our NEOs had met or were on track to comply with these stock ownership guidelines within the applicable five-year period.

Likewise, the each member of our Board of Directors is expected to achieve ownership of at least three times their annual cash retainer within five years of service as discussed in the Compensation of Directors section of this Proxy Statement on page 5. At December 31, 2014, all of our directors had met or were on track to comply with these stock ownership guidelines within the applicable five-year period.

The Committee will periodically assess these guidelines, monitor the executive officers’ ownership levels relative to these guidelines, and make recommendations as appropriate.

A director or executive officer may not pledge Company securities, either by purchasing Company securities on margin or holding Company securities in a margin account, until he or she has achieved the applicable stock ownership target specified in the guidelines above.

Prohibition on Hedging

In order to ensure that Murphy USA executive officers, including our NEOs, bear the full risks of Murphy USA common stock ownership, the Company has adopted a policy that prohibits hedging transactions that are designed to hedge or speculate on any change in the market value of the Company’s securities.

Recoupment/Clawback Policy

Our executive officers are subject to recoupment provisions in both the AIP and LTIP programs in the case of certain forfeiture events. If the Company restates its financial statements as a result of negligent, intentional, or gross misconduct by the recipient, the Committee may, in its discretion, require that the recipient reimburse the Company in respect of any shares issued or payments made under the AIP and/or the LTIP in the period covered by the restated financial statements.

Tax Policy

Section 162(m) of the IRC limits the deductibility of compensation paid to certain NEOs to $1 million annually unless compensation is performance-based and the performance criteria are approved by stockholders.

The Committee considers this impact when making compensation decisions and attempts to structure all elements of executive compensation to meet this exception. However, the Committee has retained the flexibility to design and maintain the executive compensation programs in a manner that is most beneficial overall to stockholders, including the payment of compensation that is subject to the deduction limits under IRC Section 162(m).

Role of the Compensation Consultant

The Committee has retained Mercer (US) Inc. (“Mercer”) as its independent compensation consultant. Mercer provides executive and director compensation consulting services to the Committee, regularly attends Committee meetings, reports directly to the Committee on matters relating to compensation for our NEOs, and participates in executive sessions without management present. Mercer provides advice and analysis to the Committee on design and level of executive and director compensation. In connection with their services to the Committee, Mercer works with executive management and the corporate human resources team group to formalize proposals for the Committee. The Committee has assessed the independence of Mercer pursuant to SEC rules and concluded that Mercer’s work for the Committee does not raise any conflict of interest.

Compensation-based Risk Assessment

In February 2015, the Committee completed a review of the Company’s policies and practices of compensating its employees (including non-executives) as they relate to the Company’s risk management profile to determine whether such policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. As a result of this review, the Committee concluded that any risks arising from the Company’s compensation policies and practices for its employees were not reasonably likely to have a material adverse effect on the Company.

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2015 NOTICE OF MEETING AND PROXY STATEMENT

Compensation Discussion And Analysis (continued)

Compensation Committee Report

The Executive Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on the review and discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

Executive Compensation Committee

Claiborne P. Deming (Chair)

Fred L. Holliger

The Reverend Dr. Christoph Keller, III

James W. Keyes

R. Madison Murphy

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2015 NOTICE OF MEETING AND PROXY STATEMENT

Executive Compensation

Further information with respect to the individuals who served as the Company’s Principal Executive Officer, Principal Financial Officer, and the three other most highly compensated executive officers serving at the end of the last completed fiscal year (collectively, the NEOs) is set forth in the following tables:

2014 Summary Compensation Table

Name and Principal Position	Year(1)	Salary(2) ($)		Bonus ($)		Stock Awards(3) ($)		Option Awards(4) ($)		Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)
R. Andrew Clyde President & Chief Executive Officer	2014 2013	818,750 420,417	(8)	— 40,750	(9)	1,896,115 1,173,184		572,000 1,390,737		1,600,000 1,059,250	— —	182,645 74,547	5,069,510 4,158,885
Mindy K. West Executive Vice President, Chief Financial Officer & Treasurer	2014 2013 2012	468,333 381,200 320,835		— 35,000 —	(9)	538,252 2,602,253 592,650		163,592 584,970 620,900		682,479 339,072 178,123	143,974 — 277,071	52,080 36,352 20,090	2,048,710 3,978,847 2,009,669
John A. Moore Senior Vice President, General Counsel & Secretary	2014 2013 2012	382,417 318,138 279,123		— — —		336,408 599,680 355,590		101,816 245,055 177,400		445,821 220,543 109,092	77,048 28,247 264,754	44,262 27,292 17,589	1,387,772 1,438,955 1,203,548
Jeffrey A. Goodwin Senior Vice President, Retail Operations	2014 2013 2012	331,458 277,500 235,143		— — —		250,777 225,000 —		76,648 — —		386,414 393,973 67,016	34,202 18,901 170,256	28,218 17,946 14,949	1,107,717 933,320 487,364
Marn K. Cheng(10) Senior Vice President, Retail Operations Support	2014	323,292		—		220,194		67,496		345,486	31,161	27,726	1,015,355
John C. Rudolfs(11) Former Executive Vice President, Marketing	2014 2013 2012	161,326 350,633 280,600		— — —		397,573 225,000 —	(12)	121,264 — —	(12)	203,746 504,554 79,971	11,252 5,111 49,132	379,516 3,908 44,183	1,274,677 1,089,206 453,886

(1)	The amounts shown for 2012 reflect compensation by Murphy Oil or its subsidiaries.
(2)	The salaries shown for 2013 reflect eight months at the pre-Spin-Off annualized salary rate and four months at the post-Spin-Off annualized salary rate.
(3)	The amounts shown represent the grant date fair value of both PSU and RSU awards granted in 2014 as computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, as more fully described in Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. Amounts shown relating to PSUs are targets set for the PSUs, because it is the probable outcome at the setting of the target for the applicable performance period that the target will be achieved consistent with the accounting treatment under GAAP. If the maximum payout were used for the PSUs, the amounts shown relating to PSUs would double, although the value of the actual payout would depend on the stock price at the time of the payout. If the minimum payout were used, the amounts for PSUs would be reduced to zero. RSUs are forfeited if grantee’s employment terminates for any reason other than retirement, death or full disability. The awards vest three years from the date of grant. There is no assurance that the value realized by each NEO will be at or near the value included herein. PSUs are forfeited if grantee’s employment terminates for any reason other than retirement, death or full disability. The awards vest three years from the date of grant based on the Company’s performance relative to two equally-weighted metrics, ROACE and TSR relative to its peers. There is no assurance that the value realized by the executive will be at or near the value included herein. The amounts for PSUs granted in 2014 were calculated based on the probable outcome of performance conditions as of the grant date computed in accordance with FASB ASC Topic 718 excluding the effect of estimated forfeitures. The amounts shown in 2012 and 2013 represent the grant date fair value of performance-based RSUs and performance units granted by Murphy Oil as well as the pension restoration and lost potential compensation RSUs granted by Murphy USA in 2013. Amounts shown are computed in accordance with FASB ASC Topic 718, excluding forfeiture estimates.
(4)	The amounts shown represent the grant date fair value as computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, as more fully described in Note 11 to our consolidated and combined financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. Options granted generally vest in two equal installments on the second and third anniversaries of the grant date. The options are exercisable for a period of seven years from the date of grant. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by each NEO will be at or near the value disclosed. The amounts shown in 2012 and 2013 represent the grant date fair value of options granted by Murphy Oil as computed in accordance with FASB ASC Topic 718, excluding forfeiture estimates.
(5)	Non-Equity Incentives Column: Amounts shown for 2014 reflect payments under our AIP, which were paid in February 2015. Amounts shown for 2013 reflect payments under our AIP, which were paid in February 2014, amounts paid by Murphy Oil under the Murphy Oil AIP for the portion of the year prior to the Spin-Off, as well as cash value awarded by Murphy Oil to Messrs. Goodwin and Rudolfs ($223,375 and $281,048, respectively) in connection with performance unit grants in the Murphy Oil US Retail Marketing Segment that were terminated and paid out on a pro-rated basis at the time of the Spin-Off.
(6)	The amounts shown in this column reflect the annual change in accumulated benefits under the Murphy Oil Supplemental Executive Retirement Plan (“Murphy Oil SERP”), liability for which was assumed by Murphy USA in connection with the Spin-Off. See 2014 Pension Benefits Table included on page 29 in this Proxy Statement for more information. There are no deferred compensation earnings reported in this column, as the Company’s non-qualified deferred compensation plans do not provide above-market or preferential earnings. See the 2014 Non-qualified Deferred Compensation Table included on page 30 in this Proxy Statement for more information.

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2015 NOTICE OF MEETING AND PROXY STATEMENT

Executive Compensation (continued)

(7)	We offer limited perquisites to our NEOs which, together with Company contributions to our qualified savings and nonqualified defined contribution plans, comprise the All Other Compensation column. In 2014, the total amounts were as follows:

Name	Total Contribution to DC Plans(a) ($)	Term Life(b) ($)	Other(c) ($)
R. Andrew Clyde	49,125	840	132,680
Mindy K. West	38,600	840	12,640
John A. Moore	31,462	840	11,960
Jeffrey A. Goodwin	27,378	840	—
Marn K. Cheng	26,636	840	250
John C. Rudolfs	17,019	350	362,147

(a)	Company contributions to qualified and nonqualified defined contribution plans.
(b)	Benefit attributable to Company-provided term life insurance policy.
(c)	For Mr. Clyde, the amount shown represents the value of personal use of corporate aircraft based on the aggregate incremental cost to the Company. The aggregate incremental cost to the Company is calculated by multiplying, for each trip, the statutory miles for each trip times the 12-month average direct cost per statutory mile for the airplane used. The direct costs utilized in the calculation include: travel expenses for the aviation crew, communications expenses, landing fees, fuel and lubrication, contract maintenance and repairs, and the provision allocated for the overhaul of the engines. For Ms. West and Messrs. Moore and Cheng, the amounts shown represent contributions made on their behalf to charitable organizations under our matching gifts program. For Mr. Rudolfs, the amount shown includes severance payments ($360,865, including payments received in consideration of a release of claims against the Company and agreement to certain restrictive covenants, of $328,750 and a buyout of the unused portion of his earned vacation benefits of $32,115) and other benefits.
(8)	Amount includes salary for only the portion of the year for which he was employed by Murphy Oil and us and includes a one-time signing bonus of $107,917. Prior to August 1, 2013, Mr. Clyde was an employee of Booz & Company.
(9)	Value of special bonus awarded in recognition of contributions toward the success of the Spin-Off and exemplary performance throughout the transition process.
(10)	Mr. Cheng was not a Named Executive Officer before 2014 and, therefore, his compensation is not disclosed for prior years.
(11)	Mr. Rudolfs resigned from the Company May 21, 2014.
(12)	These awards were forfeited upon Mr. Rudolfs’ resignation.

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2015 NOTICE OF MEETING AND PROXY STATEMENT

Executive Compensation (continued)

Grants of Plan-Based Awards in 2014

The following table provides information regarding both equity and non-equity incentive plan awards granted to each NEO during 2014. All awards are described in more detail in the Compensation Discussion and Analysis section beginning on page 16 in this Proxy Statement.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option or Stock Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
R. Andrew Clyde		409,375	818,750	1,637,500
	02/11/14				15,500	31,000	62,000				1,284,485
	02/11/14							15,500			611,630
	02/11/14								50,000	39.46	572,000
Mindy K. West		175,625	351,250	702,500
	02/11/14				4,400	8,800	17,600				364,628
	02/11/14							4,400			173,624
	02/11/14								14,300	39.46	163,592
John A. Moore		114,725	229,450	458,900
	02/11/14				2,750	5,500	11,000				227,893
	02/11/14							2,750			108,515
	02/11/14								8,900	39.46	101,816
Jeffrey A. Goodwin		99,437	198,875	397,750
	02/11/14				2,050	4,100	8,200				169,884
	02/11/14							2,050			80,893
	02/11/14								6,700	39.46	76,648
Marn K. Cheng		88,905	177,810	355,621
	02/11/14				1,800	3,600	7,200				149,166
	02/11/14							1,800			71,028
	02/11/14								5,900	39.46	67,496
John C. Rudolfs(5)		52,431	104,862	209,724
	02/11/14				3,250	6,500	13,000				269,328
	02/11/14							3,250			128,245
	02/11/14								10,600	39.46	121,264

(1)	Threshold and maximum awards are based on the provisions in our AIP. Actual awards earned can range from 0 to 200 percent of the target awards. The Committee retains the authority to make awards under the program and to use its judgment in adjusting awards downward. Actual payouts for 2014 are calculated using base salary earned in 2014 and are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” included in this Proxy Statement.
(2)	Threshold and maximum awards are based on the provisions of the PSU award agreements. Actual PSU awards earned can range from 0 to 200 percent of the target awards.
(3)	Amounts include time-based RSUs, which cliff-vest three years after their grant date.
(4)	The amounts in this column in respect of the RSUs, PSUs and stock option awards reflect their aggregate grant date fair values, calculated in accordance with FASB ASC
Topic 718, excluding the effect of estimated forfeitures. The amounts in this column in respect of the PSUs were calculated based on the probable outcome of the performance condition as of the grant date, which is at the target level, in accordance with FASB ASC Topic 718. For option awards, these amounts represent the grant date fair value of the option awards using a Black-Scholes-Merton based methodology. The actual value realized by each NEO for these equity awards depends on market prices at the time of exercise. There is no assurance that the value realized by each NEO will be at or near the value included herein. Assumptions used in the calculation of these amounts are more fully described in Note 1 and 11 to our consolidated and combined financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.
(5)	Upon his resignation, Mr. Rudolfs forfeited all of the equity awards shown above.

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2015 NOTICE OF MEETING AND PROXY STATEMENT

Executive Compensation (continued)

Outstanding Equity Awards at Fiscal Year End 2014

The following table illustrates outstanding Murphy USA equity awards (stock options, RSUs and PSUs) for each NEO as of December 31, 2014. The table excludes awards issued by Murphy Oil which were forfeited/terminated effective as of the date of the Spin-Off. The table also excludes Murphy Oil options held by our NEOs which, at the time of the Spin-Off, were already vested. In accordance with the Employee Matters Agreement, vested options in Murphy Oil were adjusted to preserve the intrinsic value on the date of the Spin-Off. These options will remain exercisable until the earlier of two years from the date of the Spin-Off or the original stated expiration date.

		Option Awards				Stock Awards
	Grant	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Exercisable(2)	Option Exercise Price	Option Expiration (mm/dd/yy)	Number of Shares or Units of Stock That Have Not Vested(3)		Market Value of Shares or Units of Stock That Have Not Vested(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Name	Date(1)	(#)	(#)	($)	Date	(#)		($)	(#)	($)
R. Andrew Clyde	08/06/13		118,499	40.25	02/05/20
	02/11/14		50,000	39.46	02/11/21
	08/06/13					25,099		1,728,317
	02/11/14					15,500		1,067,330
	02/11/14								62,000	4,269,320
Mindy K. West	02/01/11	24,158		37.07	02/01/18
	01/31/12	30,746	30,747	32.53	01/31/19
	02/05/13		65,007	34.16	02/05/20
	02/11/14		14,300	39.46	02/11/21
	01/31/12					9,554		657,888
	02/05/13					14,171		975,815
	09/06/13					17,981	(5)	1,238,172
	10/22/13					33,414	(6)	2,300,888
	02/11/14					4,400		302,984
	02/11/14								17,600	1,211,936
John A. Moore	01/31/12		8,785	32.53	01/31/19
	02/05/13		27,233	34.16	02/05/20
	02/11/14		8,900	39.46	02/11/21
	01/31/12					5,732		394,706
	02/05/13					5,612		386,442
	09/06/13					10,101	(7)	695,555
	02/11/14					2,750		189,365
	02/11/14								11,000	757,460
Jeffrey A. Goodwin	02/11/14		6,700	39.46	02/11/21
	01/31/12					782		53,849
	02/05/13					3,597		247,689
	09/06/13					6,396	(7)	440,429
	02/11/14					2,050		141,163
	02/11/14								8,200	564,652
Marn K. Cheng	02/11/14		5,900	39.46	02/11/21
	01/31/12					938		64,591
	02/05/13					3,597		247,689
	09/06/13					7,761	(7)	534,422
	02/11/14					1,800		123,948
	02/11/14								7,200	495,792

(1)	The dates presented in this column that are prior to August 30, 2013, represent the dates awards were granted by Murphy Oil. All other grant dates represent the grant dates of awards granted by MUSA. The Murphy Oil awards were converted to MUSA equity awards in connection with the Spin-Off and remain subject to the original vesting schedules. Therefore, to assist in understanding the vesting dates associated with the pre-Spin-Off awards, we list the original grant dates for all awards.
(2)	Stock options vest 50% on the two-year anniversary of the original grant date with the remaining 50% vesting on the three-year anniversary of the original grant date. All options expire seven years after the original grant date.
(3)	RSUs generally vest on the three-year anniversary of the date they were originally granted.
(4)	Value was determined based on a December 31, 2014 closing stock price of $68.86 per share.
(5)	Roughly 30% of these pension restoration RSUs granted in conjunction with the Spin-Off will vest on the five-year anniversary of the grant date with the remaining RSUs vesting on the 10-year anniversary of the grant date.
(6)	These lost potential compensation RSUs granted in conjunction with the Spin-Off will cliff vest on the five-year anniversary of the grant date.
(7)	One-half of these pension restoration RSUs granted in conjunction with the Spin-Off will vest on the five-year anniversary of the grant date with the remaining one-half vesting on the 10-year anniversary of the grant date.
(8)	The amounts shown represent the number of outstanding PSUs that remain subject to performance condition. These numbers represent PSUs each NEO would receive assuming the performance conditions are achieved at maximum (200%). The actual numbers of PSUs earned at the end of the performance period will be based on Company performance. These outstanding PSUs will cliff-vest on the three-year anniversary of the grant date.

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2015 NOTICE OF MEETING AND PROXY STATEMENT

Executive Compensation (continued)

Option Exercises and Stock Vested in 2014

The following table summarizes the value received by each NEO from stock option exercises and stock grants which vested during 2014. Note that no Murphy USA awards vested or were exercised during 2014. All equity awards which vested during 2014 were originally granted by Murphy Oil prior to the Spin-Off.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
R. Andrew Clyde	—	—	—	—
Mindy K. West	—	—	1,809	70,081
John A. Moore	13,176	203,769	517	20,028
Jeffrey A. Goodwin	—	—	739	28,629
Marn K. Cheng	—	—	886	34,324
John C. Rudolfs	—	—	886	34,324

(1)	The value shown reflects the pre-tax gain realized upon the exercise of options, which is the difference between the fair market value on the date of exercise and the exercise price of the options.
(2)	The amounts shown in this column reflect the pre-tax gain realized upon vesting of RSUs, which is the fair market value of the shares on the date of vesting.

2014 Pension Benefits Table

The following table presents the value of the accrued benefits of the NEOs under the defined benefit portion of the Murphy Oil SERP, liability for which was assumed by Murphy USA in connection with the Spin-Off. Murphy Oil remains responsible for all accrued benefits to our NEOs under the Murphy Oil Retirement Plan.

Name	Plan Name(1)	Number of Years of Credited Service (#)(2)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
R. Andrew Clyde	—	—	—	—
Mindy K. West	Murphy USA Supplemental Executive Retirement Plan	17.247	502,297	—
John A. Moore	Murphy USA Supplemental Executive Retirement Plan	18.497	279,469	—
Jeffrey A. Goodwin	Murphy USA Supplemental Executive Retirement Plan	12.581	161,324	—
Marn K. Cheng	Murphy USA Supplemental Executive Retirement Plan	12.997	120,192	—
John C. Rudolfs	Murphy USA Supplemental Executive Retirement Plan	2.997	37,042	—

(1)	Liabilities for benefits accrued for NEOs and other executive employees under the Murphy Oil SERP were transferred to the Murphy USA SERP effective on the date of the Spin-Off.
(2)	The number of years of credited service reflects the frozen number of years of service credited under the Murphy Oil SERP through the date of the Spin-Off.

The accrued benefits presented above are based on a final average earning calculation. Frozen final average earnings which could not be included under a tax-qualified retirement plan were as follows: Ms. West $286,016, Mr. Moore $140,183, Mr. Goodwin $84,402, Mr. Cheng $77,837, and Mr. Rudolfs $135,204. The following assumptions were used in determining the present value amounts at December 31, 2014:

•	Discount Rate - 4.91%
•	Mortality Table - RP-2000 projected 20 years
•	Assumed retirement date at age 65

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2015 NOTICE OF MEETING AND PROXY STATEMENT

Executive Compensation (continued)

2014 Non-qualified Deferred Compensation Table

The following table presents the value of the accrued benefits of the NEOs under the defined contribution portion of the Murphy Oil SERP, liability for which was assumed by Murphy USA in connection with the Spin-Off as well as the benefits accrued by the NEOs under the Murphy USA SERP from the date of the Spin-Off through December 31, 2014.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE(2) ($)
R. Andrew Clyde	187,193	33,525	7,366	—	246,404
Mindy K. West	19,967	12,500	4,618	—	126,605
John A. Moore	5,445	7,345	759	—	22,015
Jeffrey A. Goodwin	32,216	4,311	(2,385)	—	44,072
Marn K. Cheng	14,827	3,803	19,565	—	233,919
John C. Rudolfs	3,060	3,852	456	7,368	—

(1)	The executive contributions in the last fiscal year have been included in the “Salary” column for the NEO in the 2014 Summary Compensation Table.
(2)	The registrant contributions in the last fiscal year have been included in the “All Other Compensation” for the NEO in the 2014 Summary Compensation Table.

28    MURPHY USA INC.

2015 NOTICE OF MEETING AND PROXY STATEMENT

Potential Payments Upon Termination or

Termination in Connection with a Change in Control

The Company does not have employment, CIC, or termination agreements with its NEOs other than with the CEO, which was inherited by Murphy USA in connection with the Spin-Off from prior parent Murphy Oil. However, upon a CIC, as defined in the LTIP, all outstanding equity awards granted under such plan shall vest and become immediately exercisable or payable, or have all restrictions lifted which apply to the type of award.

The SPA provides certain severance benefits if Mr. Clyde’s employment is terminated within 24 months following a CIC. If his employment is terminated by Murphy USA “without cause” or by Mr. Clyde for “good reason” within this 24-month window, Mr. Clyde will be entitled to his earned but unpaid compensation, a lump sum severance payment equal to three times the sum of his base salary and the average of his last three annual bonuses prior to the termination date (or, if higher, prior to the CIC), accelerated vesting of his outstanding equity-based awards (provided that any performance-based awards be paid assuming the target level of performance) and continued life, accident, and health insurance benefits for 36 months. Mr. Clyde will not be entitled to any “golden parachute” excise tax gross-up payments. The SPA provides for an excise tax cutback to reduce payments to a level such that the excise tax under Sections 280G and 4999 of the IRC will not apply (unless the executive would receive a greater amount of severance benefits on an after-tax basis without a cutback, in which case the cutback will not apply). Pursuant to the SPA, Mr. Clyde will be subject to a non-disclosure covenant and non-solicitation and non-competition restrictive covenants for 12 months following any such termination.

The Company has no other agreement, contract, plan, or arrangement, whether written or unwritten, that provides for potential payments to any other NEOs upon termination or a CIC.

The following table presents estimated amounts that would have been payable to the applicable NEO if the described event had occurred on December 31, 2014, the last trading day of the last fiscal year:

Name	Category	Qualified Termination with a Change of Control ($)	Death or Normal Termination ($)	Resignation
R. Andrew Clyde	Severance(1)	6,527,520	—
	Non-equity compensation(2)	1,600,000	1,600,000
	Unvested & Accelerated(3)
	Restricted Stock Units	4,930,307	1,931,936
	Stock Options	4,859,723	—
Mindy K. West	Non-equity compensation(2)	682,479	682,479
	Unvested & Accelerated(3)
	Restricted Stock Units	6,081,715	2,227,414
	Stock Options	3,793,261	—
John A. Moore	Non-equity compensation(2)	445,821	445,821
	Unvested & Accelerated(3)
	Restricted Stock Units	2,044,798	897,384
	Stock Options	1,525,833	—
Jeffrey A. Goodwin	Non-equity compensation(2)	386,414	386,414
	Unvested & Accelerated(3)
	Restricted Stock Units	1,165,456	404,828
	Stock Options	196,980	—
Marn K. Cheng	Non-equity compensation(2)	345,486	345,486
	Unvested & Accelerated(3)
	Restricted Stock Units	1,218,546	417,980
	Stock Options	173,460	—
John C. Rudolfs	Severance(4)	—	—	537,500
	Non-equity compensation(4)	—	—	203,746
	Unvested & Accelerated
	Restricted Stock Units(5)	—	—	—
	Stock Options(5)	—	—	—

(1)	Represents three times the sum of base salary, target bonus, and the cost of Company-provided term life insurance policy. Mr. Clyde does not participate in our health insurance program. Per the terms of the SPA, since Mr. Clyde has not been employed by us for three years, the relevant bonus amount used in determining severance payments is the average of his last two bonus payouts awarded rather than the three-year average bonus actually awarded.
(2)	Non-equity compensation is calculated under the terms of the AIP. Although actual awards, if any, are subject to attaining certain performance-based targets, for purposes of this table, non-equity compensation is calculated based on actual awards earned in 2014.
(3)	In the event of a change of control, all unvested outstanding equity awards shall vest, become immediately exercisable or payable or have all restrictions lifted as may apply to the type of the award. This amount includes the incremental value of the current unvested outstanding awards. In the event of a termination, the exercise period for stock options is reduced to the lesser of the exercise date of the award or two years from date of termination.

    MURPHY USA INC.    29

2015 NOTICE OF MEETING AND PROXY STATEMENT

Potential Payments Upon Termination or Termination in Connection with a Change in Control (continued)

(4)	The amounts disclosed for Mr. Rudolfs reflect the amounts paid to him in connection with his separation from the Company. Per the separation agreement included as Exhibit 10.1 in the Form 10-Q filed with the SEC for the period ended June 30, 2014, contingent upon his initial and continued agreement and waiver of rights as disclosed therein, Mr. Rudolfs is to be paid the equivalent of his annual salary in four quarterly installments, a one-time payment of $120,000 and a pro-rated portion of his AIP award based on actual performance as determined after the performance period was completed.
(5)	Upon his resignation, Mr. Rudolfs forfeited all outstanding unvested equity awards.

30    MURPHY USA INC.

2015 NOTICE OF MEETING AND PROXY STATEMENT

Proposal 2 – Approval of Executive Compensation

on an Advisory, Non-Binding Basis

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“the Dodd-Frank Act”) enables the Company’s stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of the Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” the Company’s executive compensation programs are designed to attract, motivate, and retain the Named Executive Officers, who are critical to the Company’s success. Under these programs, the Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” above along with the information in the compensation tables for additional details about the executive compensation programs, including information about the fiscal year 2014 compensation of the Named Executive Officers.

Stockholders are asked to indicate their support for the Named Executive Officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Stockholders are requested to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and disclosures.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Executive Compensation Committee or the Board of Directors. The Board of Directors and the Executive Compensation Committee value the opinions of stockholders and will consider stockholders’ views and the Executive Compensation Committee will evaluate whether any actions are necessary to address those views.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

    MURPHY USA INC.    31

2015 NOTICE OF MEETING AND PROXY STATEMENT

Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm for Fiscal 2015

The Board desires that the stockholders ratify the Audit Committee’s action in appointing KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year 2015. KPMG LLP has been the independent registered public accounting firm for the Company and its subsidiaries since the completion of the Spin-Off in 2013 (prior to the Spin-Off, for the combined entity that included the parts that comprised Murphy USA). KPMG LLP has advised the Company that its members have no direct or indirect financial interest in the Company or any of its subsidiaries. Members of KPMG LLP are expected to be present at the Annual Meeting of Stockholders for the purpose of responding to inquiries by stockholders, and such representatives will have an opportunity to make a statement if they desire to do so.

The Audit Committee pre-approves any engagement of KPMG LLP. In the fiscal year 2014, the percentage of services designated for audit fees, audit-related fees, tax fees, and all other fees that were approved by the Audit Committee were 90%, 10%, 0%, and 0%, respectively.

Fees for services provided by the Company’s principal independent registered public accounting firm, KPMG LLP, for the years ended December 31, 2014 and 2013 are as follows (in thousands)

	2014(2)(3)	2013(2)(3)
Audit fees	$1,203	1,062
Audit-related fees(1)	137	695
Tax fees	—	—
All other fees	—	—
Total fees	$1,340	1,757

(1)	Audit-related fees for 2014 consisted principally of fees for audits of subsidiary financial statements and filing of a registration statement while fees for 2013 were for audits of financial statements in preparation for the Spin-Off, reviews of registration statements filed with the U.S. Securities and Exchange Commission, and audits of subsidiaries for purposes of potential sales.
(2)	Prior to the completion of the Spin-Off on August 30, 2013, audit, audit-related, tax and other fees were paid by Murphy Oil because our results were included in the consolidated financial statements of Murphy Oil.
(3)	Amounts in this table include reimbursement of out-of-pocket expenses.

If you do not ratify the appointment of KPMG LLP, the Audit Committee will reconsider its appointment. Even if you do ratify the appointment, the Audit Committee retains its discretion to reconsider its appointment if it believes necessary in the best interest of the Company and the stockholders.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2015

Submission of Stockholder Proposals

Stockholder proposals for the 2016 Annual Meeting of Stockholders must be received by the Company at its principal executive office on or before November 20, 2015, in order to be considered for inclusion in the proxy materials.

A stockholder may wish to have a nomination or proposal presented at the Annual Meeting of Stockholders in 2016, but the Company is not required to include that proposal in the Company’s Proxy State-

ment and form of proxy relating to that meeting. This type of proposal is subject to the advance notice provisions and other requirements of the Company’s by-laws. In the case of the 2016 Annual Meeting of Stockholders, notice must be received by the Company at its principal executive office no earlier than January 7, 2016, and no later than February 5, 2016.

32    MURPHY USA INC.

2015 NOTICE OF MEETING AND PROXY STATEMENT

Electronic Availability of Proxy Materials for

2015 Annual Meeting

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 6, 2015. This Proxy Statement and Murphy USA’s Annual Report to Stockholders and Annual Report on Form 10-K for fiscal year 2014 are available electronically at http://corporate.murphyusa.com/annual.

In addition, the Company will provide without charge, upon the written request of any shareholder, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and the financial statement schedules, required to be filed with the United States Securities and Exchange Commission (the “SEC”) for the

fiscal year ended December 31, 2014. Requests should be directed to Murphy USA Inc., Attn: Investor Relations Department, P.O. Box 7300, El Dorado, Arkansas 71731-7300 or to https://www.proxyvote.com.

The Company will also deliver promptly upon written or oral request a separate copy of the Company’s Annual Report on Form 10-K and the Company’s Proxy Statement, to any shareholder who shares an address with other shareholders and where only one (1) set of materials were sent to that address to be shared by all shareholders at that address.

Other Information

The management of the Company knows of no business other than that described above that will be presented for consideration at the meeting. If any other business properly comes before the meeting, it is the intention of the persons named in the proxies to vote such proxies thereon in accordance with their judgment.

The expense of this solicitation, including cost of preparing and mailing this Proxy Statement, will be paid by the Company. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares.

“Householding” occurs when a single copy of our annual report, proxy statement and Notice of Internet Availability of Proxy Materials is sent to any household at which two or more stockholders reside if they appear to be members of the same family. Although we do not “household” for registered stockholders, a number of brokerage firms have instituted householding for shares held in street name. This procedure reduces our printing and mailing costs and fees. Stockholders who participate in householding will continue to receive separate proxy cards, and householding will not affect the mailing of account statements or special notices in any way. If you wish to receive a separate copy of our annual report, proxy statement or Notice of Internet Availability of Proxy Materials than that sent to your household, either this year or in the future, you may contact the Company in the manner provided below and the Company will promptly send you a separate copy of our annual report, proxy state-

ment or Notice of Internet Availability of Proxy Materials. If members of your household receive multiple copies of our annual report, proxy statement or Notice of Internet Availability of Proxy Materials, you may request householding by contacting the Company in the manner provided below.

Requests in this regard should be addressed to:

John A. Moore

Secretary

Murphy USA Inc.

El Dorado, Arkansas 71730-5836

(870) 875-7600

On March 19, 2015 , the Company mailed a Notice of Internet Availability of Proxy Materials to shareholders. The Notice contains instructions about how to access our proxy materials and vote online or by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

The above Notice and Proxy Statement are sent by order of the Board of Directors.

John A. Moore

Secretary

El Dorado, Arkansas

March 19, 2015

You are urged to follow the instructions for voting contained in the Notice Regarding Availability of Proxy Materials or, if you received a paper copy of the Proxy Materials, to date, sign and return your proxy card promptly to make certain your shares will be voted at the Annual Meeting, even if you plan to attend the meeting in person. If you desire to vote your shares in person at the meeting, your proxy may be revoked. If you are receiving a printed copy of the proxy materials, a pre-addressed and postage paid envelope has been enclosed for your convenience in returning the proxy card.

    MURPHY USA INC.    33

MURPHY USA INC. 200 PEACH STREET EL DORADO, AR 71730

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M83249-P62461	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — —  — — — —  —  —  — — — — — — — — — — — — —  — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MURPHY USA INC.			For	Withhold	For All	To withhold authority to vote for any individual nominee(s),
The Board of Directors recommends you vote FOR the following proposal:			All	All	Except	mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Proposal 1.	Election of Three Class II Directors Whose Current Term Expires on the Date of the Annual Meeting;		☐	☐	☐

Nominees:
	01) 02) 03)	Fred L. Holliger James W. Keyes Diane N. Landen
The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain
Proposal 2.	Approval of Executive Compensation on an Advisory, Non-Binding Basis;						☐	☐	☐

Proposal 3.	Ratification of Appointment of Independent Registered Public Accounting Firm for Fiscal 2015 KPMG LLP;						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M83250-P62461

MURPHY USA INC.
Annual Meeting of Stockholders
May 6, 2015 1:00 PM Central Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) R. Madison Murphy and R. Andrew Clyde, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of MURPHY USA INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 1:00 PM, Central Time on May 6, 2015, at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, 71730, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side